Exhibit 99.1
    NEWS RELEASE

For more information, contact:
Jon Wilson
Chief Financial Officer
503-615-1685
jon.wilson@radisys.com

RADISYS ANNOUNCES NEW DIRECTOR APPOINTMENT

HILLSBORO, OR - July 8, 2015 - Radisys Corporation (NASDAQ: RSYS), the services acceleration company, today announced the appointment of Ron de Lange to its Board of Directors. Mr. de Lange most recently served as President and CEO of Tekelec, a leading global networking software company focused on enabling people and devices globally to talk, text, and access the internet. During his tenure at Tekelec, Ron successfully led the sale of Tekelec to Siris Capital and ultimately the strategic acquisition by Oracle in March 2013. Prior to becoming President and CEO of Tekelec, he served as Executive Vice President of Tekelec’s Global Product Solutions group and held a variety of key management positions at Lucent Technologies. Mr. de Lange holds an MS in computer science from DePaul University and a BS in electronics engineering technology from DeVry Institute of Technology.

Making room on the board for Mr. de Lange, and to help manage board size, Lorene Steffes has offered to leave the board on September 21 at the conclusion of her current term. Thus Ms. Steffes will not be on the slate of directors for election to the Board in the upcoming proxy.

Scott Gibson, Radisys Chairman commented, “We are pleased to add a director of Ron's caliber. Ron's success in leading the turnaround of Tekelec, coupled with his key carrier relationships and understanding of next generation telecom architectures, will nicely complement our existing Board and help advance our strategy. We would like to thank Lorene for her many contributions to Radisys over her 10 year tenure on the Board, including leading our active Board refresh strategy that led to the addition of recent directors, including Mr. de Lange."

About Radisys

Radisys (NASDAQ: RSYS) helps communications and content providers, and their strategic partners, create new revenue streams and drive cost out of their services delivery infrastructure. Radisys’ service aware traffic distribution platforms, real-time media processing engines and wireless access technologies enable its customers to maximize, virtualize and monetize their networks.

1